Exhibit 99.1

Tenon Medical, Inc. Announces Pricing of $4.5 Million Public Offering Priced At-The-Market Under Nasdaq Rules

Thursday, 12 September 2024 09:30 PM

LOS GATOS, CA / ACCESSWIRE / September 12, 2024 / Tenon Medical, Inc. (NASDAQ:TNON) (“Tenon” or the “Company”), a company transforming care for patients suffering with certain sacroiliac joint (SI Joint) disorders, today announced the pricing of its “reasonable best efforts” public offering with a single health-care focused institutional investor for the purchase and sale of up to 1,222,850 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase up to 1,222,850 shares of common stock at a combined offering price of $3.68 per share and accompanying warrant, priced at-the-market under Nasdaq rules (the “Offering”). The Company expects to receive aggregate gross proceeds of approximately $4.5 million, before deducting placement agent fees and other offering expenses, and assuming no exercise of the warrants. The warrants will have an exercise price of $3.55 per share, will be exercisable immediately and will expire five years from the issuance date.

The closing of the Offering is expected to occur on or about September 16, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this Offering for commercial activity, working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-281531) previously filed with the Securities and Exchange Commission (“SEC”) which was declared effective on September 12, 2024. This Offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the Offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the Offering may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran™ Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI Joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Since the national launch of the Catamaran SI Joint Fusion System in October 2022, Tenon is focused on three commercial opportunities with its System in the SI Joint market which includes: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) SI Joint fusion adjunct to a spine fusion construct. For more information, please visit https://www.tenonmed.com/.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the Offering, the satisfaction of customary closing conditions related to the Offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine: 203-741-8811
MZ North America
tenon@mzgroup.us

SOURCE: Tenon Medical, Inc.